SIGNET JEWELERS REPORTS Q2 RESULTS AND ACCELERATED
SALES MOMENTUM

New virtual selling model and digital investments drive sales across channels.

HAMILTON, Bermuda, September 3, 2020 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended August 1, 2020 (“second quarter Fiscal 2021”).
“Sales improved sequentially throughout the second quarter as we reopened stores and remained agile and innovative in these unprecedented times. During the quarter, we also scaled our new virtual selling model, improved our merchandise assortment, and enhanced our targeted digital marketing to a strong consumer response,” said Virginia C. Drosos, Chief Executive Officer. “While same store sales were down 31.3% in the quarter given store closures, same store sales turned positive in late Q2 as we reached scale on store re-openings while driving high double-digit growth in eCommerce. Momentum has continued into Q3 with preliminary August same store sales of 10.9% and eCommerce growth of 65.2%.
In response to COVID-19 impacts, we quickly pivoted to accelerate our OmniChannel transformation while also focusing on cash preservation. This allowed us to further invest in ‘digital-first’ initiatives, including new virtual selling capabilities. In the second quarter, we served more than 300,000 customers through virtual consultations which achieved higher than historical conversion rates. We also increased our eCommerce distribution throughput five-fold and will continue to invest in digital capabilities to accelerate growth and position Signet to gain market share.
I am incredibly proud to be part of this company and want to thank each and every team member for their extraordinary contributions. We have been consistently guided by our purpose and core values, prioritizing the health and safety of our employees and customers and speaking out against racial injustice and inequality. We continue to keep all of those who are suffering from the COVID-19 pandemic in our thoughts and prayers and appreciate the resilience and compassion of all front-line workers.”

Second Quarter Fiscal 2021 Highlights
•Q2 same store sales (“SSS”) down 31.3% (1), reflecting eCommerce growth of 72.1% year over year. Brick and Mortar sales improved sequentially as store openings accelerated from approximately 20% open by end May, to 75% open by end June, and 90% open by mid-July. Preliminary August SSS are 10.9% with eCommerce growth of 65.2%.
•Net structural cost savings are on track to exceed $100 million in FY21. Now in the third year of Path to Brilliance, the Company expects net savings of at least $285 million versus its original target of $225 million.
•GAAP earnings per share ("EPS") of $(1.73), reflects a pre-tax impairment charge of $0.39.
•Non-GAAP diluted EPS of $(1.13).

	Fiscal 21 Q2	Fiscal 20 Q2	YTD Fiscal 2021	YTD Fiscal 2020
Revenue ($ in millions)	$888.0	$1,364.4	$1,740.1	$2,796.1
Same store sales % change (1)	(31.3)%	(1.5)%	(35.2)%	(1.4)%
GAAP
Operating income (loss)	$(89.7)	$(22.4)	$(389.3)	$(25.0)
Operating income (loss) as % of sales	(10.1)%	(1.6)%	(22.4)%	(0.9)%
GAAP Diluted EPS	$(1.73)	$(0.86)	$(5.69)	$(1.21)
Non-GAAP (2)
Non-GAAP operating income (loss)	$(41.7)	$53.1	$(184.2)	$77.3
Non-GAAP operating income (loss) as % of sales	(4.7)%	3.9%	(10.6)%	2.8%
Non-GAAP Diluted EPS	$(1.13)	$0.51	$(2.72)	$0.59
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

Business and Strategy Update
Consistent with the Company’s digital first strategy, Signet increased investment in Signet’s OmniChannel platform, driving growth and leveraging scale to position it for increased market share and an even stronger leadership position in the category. The Company has implemented a full-time virtual selling team, as well as empowered more than 15,000 store associates to engage with customers via virtual selling from their homes or in their respective stores. Signet’s investment in virtual selling is producing higher levels of conversion on digital and retail foot traffic. While the macro environment remains uncertain, the Company believes that it is prepared, through both its virtual and physical footprints, to serve customers wherever they want to shop and however this upcoming holiday season unfolds.
Signet's physical footprint remains a key component of its competitive strategy. The Company currently has more than 90% of its total fleet open with safety prioritized through Signet’s new Love Takes Care initiative that includes safety protocols developed with leading healthcare professionals. The Company believes the safe shopping environment provided by the Company’s brick and mortar stores is contributing to sequential monthly sales improvements. Signet has closed 293 of the previously announced 380 stores in this fiscal year's footprint optimization effort.
The Company is maintaining cost containment efforts and net structural cost savings are on track to exceed $100 million in FY21. Now in the third year of Path to Brilliance, the Company expects net savings of at least $285 million versus its original target of $225 million. A reduction in force this quarter contributed to these cost savings. These difficult decisions were made thoughtfully to better align the workforce to a more streamlined structure and digitally focused cultures.

Second Quarter 2021 Financial Highlights
Signet's total sales were $888.0 million, down 34.9% year over year, in the 13 weeks ended August 1, 2020 on a reported basis and down 34.8% on a constant currency basis. Total same store sales declined 31.3% year over year. eCommerce sales were $270.1 million, up 72.1%. Brick and mortar same store sales declined 46.0%. For safety reasons, the Company’s design and service centers were closed until later in the quarter. Because of this, revenue recognition related to Signet’s extended service plan programs was lower than last year and negatively impacted same store sales by roughly 450 basis points.

	Change from previous year
Second Quarter Fiscal 2021	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(30.6)%	(3.0)%	(33.6)%	(0.1)%	(33.7)%	$823.0
International segment	(38.8)%	(7.3)%	(46.1)%	(0.3)%	(46.4)%	$61.0
Other segment (1)	nm	nm	nm	nm	nm	$4.0
Signet	(31.3)%	(3.5)%	(34.8)%	(0.1)%	(34.9)%	$888.0
(1) Includes sales from Signet’s diamond sourcing initiative.

By operating segment:
North America
•North America same store sales declined 30.6%. Average transaction value ("ATV") increased 2.0% and the number of transactions declined 28.1%.
•eCommerce sales grew 72.7%. Brick and mortar same store sales declined 45.3%.
•North America payment plan participation rate, including both credit and leasing sales, for Q2 was 40.2% versus 51.4% in the prior year second quarter. The year over year decline continues to reflect a greater proportion of eCommerce sales in the quarter.

International
•International same store sales decreased 38.8%. ATV increased 11.4% and the number of transactions declined 42.8%.
•eCommerce sales grew 65.6%, with brick and mortar same store sales declining 54.6%.

GAAP gross margin was $224.3 million, or 25.3% of sales, down 830 bps versus the prior year quarter. The majority of gross margin rate decline is due to a deleveraging on fixed costs resulting from lower sales. The remainder of the decline resulted from Signet's lower revenue recognition relating to extended service plan programs. The rate decline was partially offset through structural cost savings, lower occupancy costs and lower inventory related costs.
SGA was $265.9 million, or 29.9% of sales, was 30 bps favorable to last year's SGA of $411.4 million. The improvement to SGA was primarily driven by lower labor costs and lower advertising expense.
GAAP operating loss was $(89.7) million or (10.1)% of sales. The loss compares to $(22.4) million, or (1.6)% of sales in the prior year second quarter.
Non-GAAP operating loss was $(41.7) million, or (4.7)% of sales, compared to Non-GAAP operating income of $53.1 million, or 3.9% of sales in prior year second quarter. Non-GAAP operating loss excluded $28.7 million in restructuring charges related to the Path to Brilliance transformation plan as well as $20.3 million related to the impairment of ROU assets and property, plant and equipment.

	Second quarter Fiscal 2021		Second quarter Fiscal 2020
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$(57.0)	(6.9)%	$11.8	1.0%
International segment	(15.6)	(25.6)%	(1.6)	(1.4)%
Other segment	(0.2)	nm	(9.1)	nm
Corporate and unallocated expenses	(16.9)	nm	(23.5)	nm
Total GAAP operating income (loss)	$(89.7)	(10.1)%	$(22.4)	(1.6)%

	Second quarter Fiscal 2021		Second quarter Fiscal 2020
Non-GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$(12.0)	(1.5)%	$73.6	5.9%
International segment	(11.8)	(19.3)%	(1.0)	(0.9)%
Other segment	(0.2)	nm	(6.4)	nm
Corporate and unallocated expenses	(17.7)	nm	(13.1)	nm
Total Non-GAAP operating income (loss)	$(41.7)	(4.7)%	$53.1	3.9%

The current quarter GAAP income tax benefit was $17.2 million compared to income tax expense of $3.8 million in the prior year second quarter. On a non-GAAP basis the income tax benefit was $0.2 million.
GAAP EPS was $(1.73), including $0.55 in restructuring charges related to the Path to Brilliance transformation plan. Excluding restructuring and asset impairment charges (and related tax effects), EPS was $(1.13) on a non-GAAP basis.
GAAP and non-GAAP EPS in the quarter are based on net income (loss) available to common shareholders as the preferred shares are anti-dilutive and excluded from the ending share count due to the second quarter net loss.

Balance Sheet and Statement of Cash Flows Highlights
Signet continues to focus on cash in this economic climate, as the Company believes it is the first defense against uncertainty and protects its ability to fund growth initiatives. Continued cost diligence and working capital efficiency led to a reduction in inventory of $79 million to the prior year second quarter and cash flow from operating activities of $156.1 million.
Cash and cash equivalents were $1.20 billion, compared to $271.5 million at the prior year quarter end. Signet notes that long term debt of $1.34 billion, compared to $628.2 million at the prior year quarter end.

Quarterly Dividend:
Signet’s Board of Directors has elected to maintain the temporary suspension of the dividend program on the common shares and has elected to pay the November quarterly dividend on its preference shares in kind.

Outlook:
While Signet is encouraged by customers’ response to the Company’s digital first strategy and investments, looking to the second half of this fiscal year, the Company is not providing financial guidance. This is due to the continuing uncertainty surrounding multiple factors including the magnitude and potential resurgence of COVID-19 in key trade areas, extended duration of heightened unemployment, supply chain disruptions and macro or governmental influences on consumers’ ability to spend, particularly in discretionary categories like jewelry. Further, there can be no assurance that August sales trends will continue for the remainder of the third quarter and are not indicative of future performance.

Conference Call:
A conference call is scheduled for September 3, 2020 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-888-317-6003

International Dial-in: +1-412-317-6061
Access code: 8856605
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,200 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and will continue to have, on Signet’s business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity and duration of the pandemic, including whether there is a “second wave” and whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, consumer behaviors such as spending and willingness to congregate in shopping centers and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks; our ability to optimize Signet's transformation initiative; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio sale due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers and ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; the development and maintenance of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to a new financial reporting information technology system; security breaches and other disruptions to Signet’s information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in taxation laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation, including risks related to satisfaction of the conditions precedent for our pending securities class action settlement; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; the success of recent changes in Signet’s executive management team; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet’s business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2020 Annual Report on Form 10-K filed with the SEC on March 26, 2020 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Free cash flow does not represent the residual cash flow available for discretionary expenditure.

	26 weeks ended
(in millions)	August 1, 2020	August 3, 2019
Net cash provided by operating activities	$156.1	$246.6
Purchase of property, plant and equipment	(23.6)	(52.2)
Free cash flow	$132.5	$194.4

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Gross margin	$224.3	$458.7	$428.5	$958.1
Restructuring charges - cost of sales	(0.2)	4.4	(0.6)	4.4
Non-GAAP Gross Margin	$224.1	$463.1	$427.9	$962.5

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Total GAAP operating income (loss)	$(89.7)	$(22.4)	$(389.3)	$(25.0)
Charges related to transformation plan	28.7	27.8	41.0	54.6
Asset impairments	20.3	47.7	156.6	47.7
Shareholder settlement	(1.0)	—	7.5	—
Total non-GAAP operating income (loss)	$(41.7)	$53.1	$(184.2)	$77.3

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
North America segment GAAP operating income (loss)	$(57.0)	$11.8	$(291.2)	$40.1
Charges related to transformation plan	27.5	14.1	36.0	33.4
Asset impairments	17.5	47.7	135.4	47.7
North America segment non-GAAP operating income (loss)	$(12.0)	$73.6	$(119.8)	$121.2

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
International segment GAAP operating income (loss)	$(15.6)	$(1.6)	$(54.2)	$(10.6)
Charges related to transformation plan	1.0	0.6	4.6	1.6
Asset impairments	2.8	—	21.2	—
International segment non-GAAP operating income (loss)	$(11.8)	$(1.0)	$(28.4)	$(9.0)

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Other segment GAAP operating income (loss)	$(0.2)	$(9.1)	$(0.5)	$(12.9)
Charges related to transformation plan	—	2.7	—	3.2
Other segment non-GAAP operating income (loss)	$(0.2)	$(6.4)	$(0.5)	$(9.7)

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Corporate and unallocated expenses GAAP operating income (loss)	$(16.9)	$(23.5)	$(43.4)	$(41.6)
Charges related to transformation plan	0.2	10.4	0.4	16.4
Shareholder settlement	(1.0)	—	7.5	—
Corporate and unallocated expenses non-GAAP operating income (loss)	$(17.7)	$(13.1)	$(35.5)	$(25.2)

	13 weeks ended
	August 1, 2020	August 3, 2019
GAAP effective tax rate	17.4%	(11.8)%
Charges related to transformation plan	(10.9)%	(7.1)%
Asset impairments	(5.3)%	39.0%
Shareholder settlement	(0.8)%	—%
Non-GAAP effective tax rate	0.4%	20.1%

	13 weeks ended		26 weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
GAAP Diluted EPS	$(1.73)	$(0.86)	$(5.69)	$(1.21)
Charges related to transformation plan	0.55	0.54	0.79	1.06
Asset impairments	0.39	0.92	3.02	0.92
Shareholder settlement	(0.02)	—	0.14	—
Tax impact of items above	(0.32)	(0.09)	(0.98)	(0.18)
Non-GAAP Diluted EPS	$(1.13)	$0.51	$(2.72)	$0.59

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Sales	$888.0	$1,364.4	$1,740.1	$2,796.1
Cost of sales	(663.9)	(901.3)	(1,312.2)	(1,833.6)
Restructuring charges - cost of sales	0.2	(4.4)	0.6	(4.4)
Gross margin	224.3	458.7	428.5	958.1
Selling, general and administrative expenses	(265.9)	(411.4)	(624.3)	(886.6)
Restructuring charges	(28.9)	(23.4)	(41.6)	(50.2)
Asset impairments	(20.3)	(47.7)	(156.6)	(47.7)
Other operating income, net	1.1	1.4	4.7	1.4
Operating income (loss)	(89.7)	(22.4)	(389.3)	(25.0)
Interest expense, net	(9.4)	(10.1)	(16.5)	(19.3)
Other non-operating income, net	0.2	0.2	0.3	0.5
Income (loss) before income taxes	(98.9)	(32.3)	(405.5)	(43.8)
Income tax benefit	17.2	(3.8)	126.7	(2.3)
Net income (loss)	$(81.7)	$(36.1)	$(278.8)	$(46.1)
Dividends on redeemable convertible preferred shares	(8.3)	(8.2)	(16.5)	(16.4)
Net income (loss) attributable to common shareholders	$(90.0)	$(44.3)	$(295.3)	$(62.5)

Earnings (loss) per common share:
Basic	$(1.73)	$(0.86)	$(5.69)	$(1.21)
Diluted	$(1.73)	$(0.86)	$(5.69)	$(1.21)
Weighted average common shares outstanding:
Basic	52.0	51.7	51.9	51.6
Diluted	52.0	51.7	51.9	51.6

Dividends declared per common share	$—	$0.37	$—	$0.74

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Current assets:
Cash and cash equivalents	$1,204.0	$374.5	$271.5
Accounts receivable, net	31.5	38.8	21.8
Other current assets	182.9	403.5	190.6
Income taxes	251.3	6.3	2.6
Inventories, net	2,193.1	2,331.7	2,272.1
Total current assets	3,862.8	3,154.8	2,758.6
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,119.3, $1,064.7 and $1,338.3, respectively	645.8	741.9	750.2
Operating lease right-of-use assets	1,459.9	1,683.3	1,729.3
Goodwill	238.0	248.8	248.8
Intangible assets, net	179.0	263.8	264.3
Other assets	179.0	201.8	194.7
Deferred tax assets	13.6	4.7	19.7
Total assets	$6,578.1	$6,299.1	$5,965.6
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$4.6	$95.6	$54.2
Accounts payable	302.2	227.9	224.1
Accrued expenses and other current liabilities	442.0	697.0	418.0
Deferred revenue	330.9	266.2	265.4
Operating lease liabilities	391.0	338.2	324.8
Income taxes	28.7	27.7	25.1
Total current liabilities	1,499.4	1,652.6	1,311.6
Non-current liabilities:
Long-term debt	1,336.1	515.9	628.2
Operating lease liabilities	1,263.3	1,437.7	1,499.0
Other liabilities	108.9	116.6	122.7
Deferred revenue	699.3	731.5	699.8
Deferred tax liabilities	129.1	5.2	—
Total liabilities	5,036.1	4,459.5	4,261.3
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 1, 2020 and August 3, 2019: 0.625 shares outstanding)	625.6	617.0	616.1
Shareholders’ equity:
Common shares of $.18 par value: authorized 500 shares, 52.3 shares outstanding (February 1, 2020 and August 3, 2019: 52.3 outstanding)	12.6	12.6	12.6
Additional paid-in capital	250.8	245.4	236.3
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.7 shares (February 1, 2020 and August 3, 2019: 17.7 shares)	(981.1)	(984.9)	(993.0)
Retained earnings	1,943.7	2,242.9	2,154.2
Accumulated other comprehensive loss	(310.0)	(293.8)	(322.3)
Total shareholders’ equity	916.4	1,222.6	1,088.2
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,578.1	$6,299.1	$5,965.6

Condensed Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
(in millions)	August 1, 2020	August 3, 2019
Cash flows from operating activities
Net income (loss)	$(278.8)	$(46.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	84.8	85.8
Amortization of unfavorable leases and contracts	(2.7)	(2.7)
Share-based compensation	6.3	8.3
Deferred taxation	115.0	(0.4)
Asset impairments	156.6	47.7
Restructuring charges	11.5	14.0
Other non-cash movements	0.7	(0.4)
Changes in operating assets and liabilities:
Decrease in accounts receivable	7.0	1.5
Decrease in other assets and other receivables	244.0	19.3
Decrease in inventories	135.3	96.8
Increase in accounts payable	65.5	74.7
Decrease in accrued expenses and other liabilities	(241.1)	(44.6)
Change in operating lease assets and liabilities	64.2	(1.9)
Increase (decrease) in deferred revenue	32.9	(1.1)
Changes in income tax receivable and payable	(243.0)	(1.1)
Pension plan contributions	(2.1)	(3.2)
Net cash provided by operating activities	156.1	246.6
Investing activities
Purchase of property, plant and equipment	(23.6)	(52.2)
Purchase of available-for-sale securities	—	(11.7)
Proceeds from sale of available-for-sale securities	3.1	0.5
Net cash used in investing activities	(20.5)	(63.4)
Financing activities
Dividends paid on common shares	(19.3)	(38.5)
Dividends paid on redeemable convertible preferred shares	(7.8)	(15.6)
Repayments of term loans	—	(17.9)
Proceeds from revolving credit facilities	900.0	—
Repayments of revolving credit facilities	(80.0)	—
Decrease of bank overdrafts	(86.8)	(29.1)
Other financing activities	(9.8)	(0.6)
Net cash provided by (used in) financing activities	696.3	(101.7)
Cash and cash equivalents at beginning of period	374.5	195.4
Increase in cash and cash equivalents	831.9	81.5
Effect of exchange rate changes on cash and cash equivalents	(2.4)	(5.4)
Cash and cash equivalents at end of period	$1,204.0	$271.5

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On August 1, 2020, Signet had 2,915 stores totaling 4.3 million square feet of selling space. In the second quarter, store count decreased by 257 and square feet of selling space decreased 5.7%. Compared to year-end Fiscal 2020, store count decreased by 293 and square feet of selling space decreased 6.7%.

Store count by segment	February 1, 2020	Openings	Closures	August 1, 2020
North America segment	2,757	—	(196)	2,561
International segment	451	—	(97)	354
Signet	3,208	—	(293)	2,915